Exhibit 5.2

October 1, 2007

Sanders Morris Harris Group Inc.

600 Travis, Suite 3100

Houston, Texas 77002

Re:	Registration Statement Form S-3

Ladies and Gentlemen:

I have acted as counsel to Sanders Morris Harris Group Inc., a Texas corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), on a registration statement on Form S-3 (the “Registration Statement”) of the offer and resale from time to time of up to 644,734 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share.

I have examined such corporate records, documents, instruments and certificates of the Company, and have reviewed such questions of law as I have deemed necessary, relevant or appropriate to enable me to issue the opinion expressed herein. In such examination, I have assumed without independent investigation the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to me as copies to their respective originals. As to certain questions of fact material to this opinion, I have relied without independent investigation upon statements or certificates of public officials and officers of the Company.

Based upon such examination and review, I am of the opinion that the Shares are duly authorized, legally issued, and, to my knowledge, are fully paid and non-assessable.

I consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus included as a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ John T. Unger
John T. Unger Senior Vice President and General Counsel